Exhibit 99.1

 American Retirement Corporation Announces First Quarter Results


    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 5, 2005--

       Review of Conflicting Literature Regarding Classification
            of Certain Refundable Entrance Fee Liabilities;
                      Earnings Forecast for 2005

    American Retirement Corporation (NYSE:ACR), a leading national provider of senior living housing and care, announced today its first quarter 2005 operating results, which are highlighted by the following:

    -- $119 million of revenue for the first quarter of 2005, a 9% increase over the prior year's first quarter.

    -- Profit of $2.3 million ($.08 per share) versus a loss of $4.8 million for the prior year's first quarter.

    -- Free cash flow for the first quarter of $2.7 million, after principal payments on long-term debt of $4.9 million.

    -- An operating contribution from the company's three business segments of $39 million, an increase of 13% over the first quarter of 2004.

    -- An average overall occupancy of 94%, up from 92% for last year's first quarter, with the company's large retirement communities ("Retirement Centers") ending the quarter at 95%.

    -- A 5% increase in average monthly revenue per occupied unit at its Retirement Centers, and a 2% average occupancy growth for the segment.

    -- A 9% increase in average monthly revenue per occupied unit in the company's free-standing assisted living communities
        ("Free-standing AL's"), and a 6% occupancy growth for the segment.

    Classification of Refund Liabilities

    The company also announced that in the last several days it has been advised by KPMG LLP, its registered independent public accounting firm, that conflicting accounting literature exists regarding whether certain of the company's refundable entrance fee obligations should be classified as current liabilities.
    As previously disclosed, under certain of the company's entrance fee agreements, residents pay entrance fees upon initial occupancy of a unit that are partially refundable to the resident within a specified time following termination of the resident's occupancy. These residency agreements allow residents to voluntarily vacate their residential units and give up all related lifecare benefits upon 30 days prior notice. Residents of these units, however, remain in occupancy an average of 10 to 12 years following move-in, and the company typically experiences only 2.5% (approximately) of voluntary turnover in these units each year. Refunds due to prior residents are generally paid from the proceeds generated by reselling the unit to a subsequent resident.
    Consistent with specific industry accounting guidance and with industry practice, the company has historically accounted for these refundable entrance fee obligations as long-term liabilities on its balance sheet until the resident actually vacates his or her unit, at which time the particular refund obligation is reclassified as current until it is satisfied. Contrary to its historical acceptance of the classification of refundable entrance fee obligations, KPMG LLP notified the company in the last several days that, since the residents could voluntarily terminate their residency agreements, all such liabilities could be determined to be callable or demand obligations that should be classified from inception as short-term liabilities, regardless of when the obligations are likely to actually come due.
    The company believes that the characterization of these contracts as demand obligations inappropriately ignores the adverse economic and life-style consequences suffered by residents upon termination of their contracts and, further, ignores the fact that the refunds are generally paid from resale proceeds. Accordingly, the company believes that its historical practice regarding the classification of these liabilities is in accordance with generally accepted accounting principles. The company also believes that its accounting treatment for these liabilities is in accordance with specific accounting guidance applicable to the entrance fee industry and long-standing industry practice. In fact, the company is unaware of any entrance fee operator (for profit, non-profit, public or private) that classifies these liabilities as current. Finally, the company believes that the classification of these liabilities as current would not provide a realistic presentation of the company's working capital position.
    Nevertheless, the company is continuing to review the issue internally and with KPMG LLP. The company also intends to seek clarification regarding the issue from the Securities and Exchange Commission (SEC) as soon as reasonably practicable. In spite of the company's beliefs, there is a clear possibility that the SEC could determine that the company's position on the matter is incorrect. In such event, the company would likely be required to reclassify the portion of its refundable entrance fee liabilities that are not contingent upon the resale of the underlying residency units from long term liabilities to current liabilities on the company's balance sheet. The company would also likely be required to restate its balance sheet for prior periods to reflect any such reclassification. In the event that a restatement is required, Refundable Portion of Entrance Fees, originally reported as a non-current liability on the company's balance sheets, would be reclassified to a current liability on the company's restated balance sheets. The Refundable Portion of Entrance Fees for the periods in question that could be reclassified are as follows:


                                            Refundable Portion of
      As of:                              Entrance Fees (in 000's)
------------------------------   ---------------------------------
      December 31, 2004                                   $79,148
      December 31, 2003                                    72,980
      December 31, 2002                                    69,875
      December 31, 2001                                    56,217
      December 31, 2000                                    56,768


    The company does not believe that any such reclassification or restatement would have any effect on the company's historical or future earnings or statement of operations, or change the company's total liabilities or shareholder's equity. Furthermore, any such reclassification or restatement would not result in a breach of any financial covenants applicable to the company. Finally, the company does not believe that any such restatement would be likely to create material regulatory issues for the company or adversely affect its on-going operations.
    Consistent with KPMG LLP's practice with respect to potential restatements, it is conducting a comprehensive review of the company's accounting policies for the periods in question. The company is working diligently to complete this review and expects to resolve any related issues contemporaneously with the completion of the SEC's review of the classification of the company's entrance fee refund obligations. The company does not currently believe that any issue resulting from this review will increase its previously reported net losses, decrease its previously reported net income, decrease its shareholders' equity, or have an adverse effect on its operations.

    Form 10-Q Filing

    The company is not able to determine when the SEC will respond to its request for clarification regarding the classification of its entrance fee obligations and, as a result, may be required to delay the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 in order to resolve the issue.

    Chairman's Comments

    Bill Sheriff, Chairman, President and CEO of the company, commented, "We had a solid first quarter with all elements of the business contributing to increased results. Notably our Free-standing AL portfolio ended March with an occupancy over 90%. This is another milestone toward our goal of 93% to 94% occupancy for the portfolio. We added new capacity to the Retirement Center portfolio with the acquisition of Galleria Woods in Alabama. The Retirement Center portfolio continues its strong occupancy levels, with an average of 95% at the end of the quarter. Increasing occupancies along with good growth in revenue per unit continued the trend of increasing revenue performance. The reduction in debt service costs that resulted from our January equity offering also contributed to our second consecutive profitable quarter."
    "We were surprised to learn within just the last several days of the accounting issues raised by KPMG. This is especially unexpected given KPMG LLP's prior opinions and the long-standing practices of our industry, and presents a challenge with respect to our upcoming SEC filing deadlines. Since we received so little notice of the issues, we are unlikely to be able to resolve them in time to make our filings when required. In any event, we will work with KPMG and the SEC to resolve these matters as quickly as possible. In the meantime, we will continue to make available to the extent appropriate all of the financial and operating data that we generally provide to the investing public."

    First Quarter Operating Results

    The company operates in three business segments: Retirement Centers, Free-standing AL's and Management Services. The Retirement Centers include CCRCs (continuing care retirement centers), Entrance-Fee Communities ("EF Communities") and congregate living residences. The Retirement Centers are established communities with strong reputations within their respective markets. Free-standing AL's are smaller than Retirement Centers and provide assisted living and specialized care such as Alzheimer's and memory enhancement programs. The Management Services segment includes fees from management agreements for communities owned by others and reimbursed expenses.
    The results for the company's three operating segments for the first quarter of 2005 were as follows:


                                     Three months ended
                                          March 31,
                                     -------------------  $      %
                                         2005      2004 Change Change
                                     --------- -------- ------ ------
Resident & Healthcare revenue        $117,689  $107,951  9,738   9.0%
Community operating expense            79,337    73,852  5,485   7.4%
                                     --------- -------- ------ ------
Community operating contribution      $38,352   $34,099  4,253  12.5%
Community operating margin               32.6%     31.6%
Management Services op. contribution     $500      $424     76  17.9%

Consolidated Communities:
# Locations                                60        59
Avg. Occupancy                             94%       92%
Avg. Occupied Units                    11,069    10,761    308   2.9%
Avg. Mo. Revenue/unit                  $3,544    $3,344   $200   6.0%
Avg. Mo. Op Contribution/unit          $1,155    $1,056    $99   9.4%


    Retirement Centers Segment

    The company's 29 Retirement Centers exhibited strong increases in revenue and operating contribution for the first quarter of 2005 as follows:


Retirement Centers ($ in 000's):          Three months
                                         ended March 31,
                                       ----------------   $      %
                                         2005      2004 Change Change
                                       ------ --------- ------ ------
Community Revenue                      91,482    85,288  6,194   7.3%
Community Operating Contribution(1)    30,592    28,497  2,095   7.4%
Operating contribution margin            33.4%     33.4%    --    --

(1) The company evaluates the performance of its business segments, primarily, based upon their operating contributions, which the company defines as revenue from the segment less operating expenses associated with that segment.


    The Retirement Centers continued to produce strong revenue per unit gains while increasing occupancy from the solid levels at which they ended the fourth quarter. Average monthly revenue per occupied unit increased 5% during the quarter to $3,574 versus prior year due to increases in monthly service fees and per diem rates in skilled nursing, turnover of residents (the "mark to market" effect of reselling or reletting units at higher current rates) and increased ancillary services, such as the company's Innovative Senior Care education and wellness programs. The number of occupied units increased 2%, with ending occupancy increasing from 94% to 95% versus the first quarter of 2004. The Retirement Centers ended the quarter with 96% occupancy in independent living, 95% in assisted living and 88% in skilled nursing.
    The operating contribution for Retirement Centers for the first quarter of 2005 exceeded $30 million for the second consecutive time, a 33% margin. This represented a $2.1 million increase or 7% increase over the prior year's first quarter. The Retirement Centers continue to increase the monthly operating contribution per occupied unit hitting $1,195 per unit in the first quarter of 2005, a 5% improvement from the prior year's first quarter.
    In February 2005, the company purchased Galleria Woods, a 207 unit entry-fee community in Birmingham, Alabama. The Retirement Center results include Galleria Woods, which is undergoing a major renovation and, therefore, at its current run rate will have the effect of reducing the overall portfolio results slightly.

    Free-standing AL's Segment

    Revenue from the Free-standing AL segment increased 16% to $26 million in 2005's first quarter compared with last year's first quarter revenue of $23 million. Occupancy for the Free-standing AL portfolio reached 90% at the end of the 2005 first quarter, up from 84% a year ago.


Free-standing AL ($ in 000's):     Three Months Ended
                                         March 31,
                                    ----------------    $        %
                                      2005     2004   Change   Change
                                    ------- -------- -------- --------
Revenues                            26,207   22,663    3,544     15.6%
Community Operating Contribution(1)  7,760    5,602    2,158     38.5%
Operating contribution margin         29.6%    24.7%     4.9pts  19.8%
% Ending Occupancy                      90%      84%     6.0pts   7.1%


Note (1): Includes results of 31 Free-standing AL's and excludes two non-consolidated Free-standing AL's held in joint ventures


    The Free-standing AL portfolio produced a solid year-over-year increase in average monthly revenue per occupied unit of 9%, while continuing to make progress on occupancy levels. The quarter over quarter average occupied units grew by 6%, while the average monthly revenue per unit increased to $3,443. The monthly revenue per occupied unit in March 2005 was $3,518 per month, a 9% increase from $3,231 per month in March 2004. The revenue per occupied unit increase was due to rate increases, reduced discounts and promotional allowances, increased care services and turnover of residents (the "mark to market" effect of reletting units at higher current rates). The increased use of ancillary services, particularly Innovative Senior Care education and wellness services, also contributed significantly to the revenue and operating contribution increase for this segment.
    The operating contribution from the Free-standing AL segment increased 39%, or $2.2 million, in the first quarter of 2005 from the first quarter of 2004. As in prior periods, the Free-standing AL's added revenue without proportionally increasing expenses and resulting in an incremental operating margin of 61% on incremental revenue. As such, the Free-standing AL segment continues to demonstrate the high incremental margin that results from increasing revenue in a portfolio that is currently 90% occupied.

    Management Services Segment

    The company's Management Services business segment included management contracts on five Retirement Centers and two Free-standing AL's, with an aggregate capacity of 1,351 units. The Management Services segment had an operating contribution of $.5 million in the first quarter of 2005, an 18% increase versus the same prior-year period.

    2005 Earnings Outlook

    The company expects to report net earnings per diluted share of $0.43 to $0.47 for 2005.

    Conference Call Information

    American Retirement Corporation will hold a conference call with Bill Sheriff, Chairman, President and Chief Executive Officer, and Bryan Richardson, Chief Financial Officer, to discuss the company's 2005 first-quarter financial results and the other matters described above. The call will be held on Thursday, May 5, 2005 at 11:00 a.m. ET and parties may participate by either calling (877) 252-6354 or through the company's website at -www.arclp.com. Click on the broadcast icon to listen to the earnings call - Windows Media Player(TM) is required to listen to this webcast. In addition, the call will be archived on the company's website until the next regularly scheduled earnings conference call. If any material information is disclosed on the conference call that has not been previously disclosed publicly, that information will also be available at the Investors Welcome portion of the company's web site.

    Additional Filings

    The company will file on or about May 5, 2005 a Form 8-K with the SEC which includes supplemental information relating to the company's first quarter 2005 results. These filings will also be available through the Investors Welcome section of the company's website - www.arclp.com.

    Company Profile

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, Free-standing AL's, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The company currently operates 67 senior living communities in 14 states, with an aggregate unit capacity of approximately 13,300 units and resident capacity of approximately 14,900. The company owns 17 communities, leases 44 communities, and manages six communities pursuant to management agreements. Approximately 84% of the company's revenues come from private pay sources.

    Risks of Forward Looking Statements

    Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the company or its management, including, without limitation, all statements regarding the company's future operating and financial expectations, the company's estimates of potential, future accounting changes, and the company's expectations or beliefs regarding its accounting review. These forward-looking statements are subject to completion of the company's review of its accounting practices, and may be affected by certain risks and uncertainties, including without limitation the following: (i) the risk associated with the company's significant leverage, (ii) the company's ability to sell its entrance fee units and to increase occupancy at the company's communities (especially its Free-standing AL's), (iii) the risk that the company will be unable to improve the company's results of operations, increase cash flow and reduce expenses, (iv) there can be no assurance that the outcome of the SEC's review of the company's accounting practices regarding entrance fee liabilities will not require changes in the company's accounting policies and practices, (v) there can be no assurances that additional issues will not arise during the company's accounting review or that changes to the company's current accounting practices will not be required as a result of that review, (vi) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (vii) the risk that the company is unable to obtain liability insurance in the future or that the costs thereof (including deductibles) will be prohibitive, (viii) the company's ability to obtain new financing or extend and/or modify existing debt and (ix) the risk factors described in the company's Annual Report on Form 10-K for the year ended December 31, 2004 under the caption "Risk Factors" and in the company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the company's actual results could differ materially from such forward-looking statements. The company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)


                                   Three months ended     Increase
                                      March 31, 2005     (Decrease)
                                   ------------------- ---------------
                                       2005      2004       $       %
                                   --------- --------- ------- -------
Revenues:
  Resident and health care         $117,689  $107,951  $9,738     9.0%
  Management services                   500       424      76    17.9%
  Reimbursed expenses                   802       768      34     4.4%
                                   --------- --------- ------- -------
    Total revenues                  118,991   109,143   9,848     9.0%

Operating expenses:
  Community operating expenses       79,337    73,852   5,485     7.4%
  General and administrative          6,591     6,588       3     0.0%
  Lease expense                      15,812    15,114     698     4.6%
  Depreciation and amortization       9,271     6,913   2,358    34.1%
  Amortization of leasehold
   acquisition costs                    699       718     (19)   -2.6%
  Reimbursed expenses                   802       768      34     4.4%
                                   --------- --------- ------- -------
    Total operating expenses        112,512   103,953   8,559     8.2%
                                   --------- --------- ------- -------

    Operating income                  6,479     5,190   1,289    24.8%

Other income (expense):
  Interest expense                   (3,557)   (9,701)  6,144    63.3%
  Interest income                       720       602     118    19.6%
  Gain (loss) on sale of assets         (12)      105    (117) -111.4%
  Other                                 139       111      28    25.2%
                                   --------- --------- ------- -------
    Other expense, net               (2,710)   (8,883)  6,173    69.5%
                                   --------- --------- ------- -------

    Earnings (loss) from continuing
     operations before income taxes,
     and minority interest            3,769    (3,693)  7,462   202.1%

Income tax expense                    1,375       145   1,230   848.3%
                                   --------- --------- ------- -------

    Earnings (loss) from continuing
     operations before minority
     interest                         2,394    (3,838)  6,232   162.4%

Minority interest in earnings of
 consolidated subsidiaries, net of
 tax                                    (71)     (962)   (891)  -92.6%
                                   --------- --------- ------- -------

    Net income (loss)                $2,323   $(4,800) $7,123   148.4%
                                   ========= ========= ======= =======

Basic earnings (loss) per share       $0.08    $(0.23)
                                   ========= =========
Diluted earnings (loss) per share     $0.08    $(0.23)
                                   ========= =========

Weighted average shares used for
 basic earnings (loss) per share
 data                                28,899    21,258
Weighted average shares used for
 diluted earnings (loss) per share
 data                                30,280    21,258



AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
GAAP RECONCILIATION
FREE CASH FLOW
($'s in thousands)


    Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. Free cash flow should not be considered as a measure of financial performance or liquidity under U.S. generally accepted accounting principles. Free cash flow should not be considered in isolation or as alternative to financial statement data presented in the company's consolidated financial statements as an indicator of financial performance or liquidity. Free cash flow, as presented, may not be comparable to similarly titled measures of other companies.

    The following table reconciles Free cash flow, as described above, to net income (loss) as reflected in the company's consolidated statements of earnings.


                                                         Three months
                                                            ended
                                                        March 31, 2005
                                                       ---------------
Net income (loss)                                             $ 2,323
Adjustments to reconcile net income to cash and cash
 equivalents provided by operating activities:
  Depreciation and amortization                                10,066
  Amortization of deferred entrance fee revenue                (4,012)
  Proceeds from entrance fee sales, net of refunds              6,232
  Deferred income tax benefit                                    (765)
  Amortization of deferred gain on sale-leaseback
   transactions                                                (2,956)
  Amorizationt of deferred compensation                           218
  Minority interest in earnings of consolidated
   subsidiaries                                                    71
  Tax benefit from exercise of stock options                      395
  (Gains) losses from unconsolidated joint ventures               (66)
  Loss (gain) on sale of assets                                    12
                                                       ---------------

Net cash and cash equivalents provided by operating
 activities (before changes in assets and liabilities,
 exclusive of acquisitions and sale leaseback
 transactions)                                                 11,518

  Adjustments for lease escalators and other accruals           1,579
  Additions to land, building and equipment                   (19,902)
    Plus: Development expenditures (funded separately)            693
  Distributions to minority interest holders                     (984)
  Principal reductions in master trust liability                 (285)
  Other adjustments for transactions/refinancings              15,015
                                                       ---------------

Free cash flow before principal payments                        7,634

  Principal payments on long-term debt                         (4,897)
                                                       ---------------
Free cash flow                                                $ 2,737
                                                       ===============


    CONTACT: American Retirement Corporation, Nashville
             Investor Relations:
             Ross C. Roadman, 615-376-2412
             www.arclp.com